Filed Pursuant to Rule 424(b)(3)

File No. 333-240039

FLAT ROCK CORE INCOME FUND

SUPPLEMENT NO. 1, DATED SEPTEMBER 15, 2026

TO THE PROSPECTUS AND STATEMENT OF ADDITIONAL INFORMATION

DATED JUNE 29, 2026

This document supplements, and should be read in conjunction with, the Fund’s prospectus and statement of additional information, each dated June 29, 2026, relating to the Fund’s offering of unlimited common shares of beneficial interest (“Shares”). Terms used and not otherwise defined in this Supplement No. 1 shall have the same meanings as set forth in the Fund’s prospectus and/or statement of additional information.

The purpose of this supplement is to announce the following:

●	the resignation of Ryan Ripp from his position as Chief Financial Officer of the Fund, effective September 15, 2026; and

●	the appointment of Michael Stewart as Chief Financial Officer of the Fund, effective September 15, 2026.

Management Changes

Effective September 15, 2026, Mr. Ripp resigned his position as Chief Financial Officer of the Fund. Mr. Ripp’s resignation was not due to any disagreements with management of the Fund or the operations, policies or practices of the Fund. Mr. Ripp will continue his employment with Flat Rock Global LLC. On September 15, 2026, the Board of Trustees of the Fund (the “Board”) appointed Mr. Stewart to serve as Chief Financial Officer and Treasurer of the Fund. All references to Mr. Ripp as Chief Financial Officer in the prospectus and statement of additional information should be disregarded. As of September 15, 2026, Mr. Stewart did not own any shares of the Fund.

The table entitled “Officers Who Are Not Trustees” under the section “Management of the Fund” in the statement of additional information is replaced in its entirety, as follows:

Officers Who Are Not Trustees

Information regarding our officers who are not trustees is as follows. The address for each officer is c/o Flat Rock Core Income Fund, 680 S. Cache Street, Suite 100, P.O. Box 7403, Jackson, WY 83001, unless otherwise noted.

Name and Year of Birth	Position(s) Held with Fund; Term of Office(1) and Length of Time Served	Principal Occupation(s) During Past 5 Years
Michael Stewart (1996)	Chief Financial Officer and Treasurer Since 2026	Vice President, Fund Controller, Flat Rock Global, LLC (since 2025); Assurance Manager, Ernst & Young (2019-2024)
Andy Chica (1975) P.O. Box 847 Morrisville, NC 27560	Chief Compliance Officer Since 2022	Chief Compliance Officer of Flat Rock Opportunity Fund, Flat Rock Enhanced Income Fund and Flat Rock Global, LLC (since 2022); Principal, NexTier Solutions (since 2022); Chief Compliance Officer and Compliance Director, Cipperman Compliance Services, LLC (2019 to 2022); Chief Compliance Officer, Hatteras Funds (2007 to 2019)
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(1) Officers are typically elected every year, unless an officer earlier retires, resigns or is removed from office.

The biography of Ryan Ripp is removed from the section “Biographical Information – Officers Who are not Trustees” in the statement of additional information, and the following is added:

Michael Stewart. Mr. Stewart has served as Chief Financial Officer and Treasurer of the Fund since September 2026. Mr. Stewart has been a Vice President and Fund Controller at Flat Rock Global since January 2025. Prior to joining Flat Rock Global, Mr. Stewart spent five years at Ernst & Young in their Wealth and Asset Management assurance practice, focusing on registered and private fund audits. Mr. Stewart graduated from Boston University in 2019 with a Bachelor of Science in Business Administration, with concentrations in Accounting and Entrepreneurship. Mr. Stewart is a licensed CPA.